EXHIBIT 10.91

EPICOR SOFTWARE CORPORATION

MANAGEMENT RETENTION AGREEMENT

This Management Retention Agreement (the “Agreement”) is made and entered into effective as of May 26, 2006 (the “Effective Date”), by and between L. George Klaus (the “Executive”) and Epicor Software Corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 1 below.

RECITALS

WHEREAS, Executive previously entered into a management retention agreement with the Company on December 17, 2001 (the “Original Agreement”);

WHEREAS, Executive agrees to enter into this Agreement which will supersede the Original Agreement in its entirety; and

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein and for other good and valuable consideration, the receipt of and sufficiency of which are hereby acknowledged, Company and the Executive agree as follows:

1. Definitions. The following terms referred to in this Agreement shall have the following meanings:

(a) “Cause” means (i) any act of personal dishonesty taken by Executive in connection with his responsibilities as an employee which is intended to result in substantial personal enrichment of Executive; (ii) Executive’s conviction of a felony which the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; (iii) a willful act by Executive which constitutes misconduct and is injurious to the Company; or (iv) continued willful violations by Executive of Executive’s obligations to the Company after there has been delivered to Executive a written demand for performance from the Company which describes the basis for the Company’s belief that Executive has not substantially performed his duties.

(b) “Disability” means Executive’s inability due to any physical or mental condition to perform a substantial portion of his employment duties to the Company for twenty-four (24) or more consecutive weeks.

(c) “Involuntary Termination” means, without Executive’s express written consent, (i) a significant reduction of Executive’s duties, position or responsibilities relative to Executive’s duties, position or responsibilities in effect immediately prior to such reduction, or the removal of Executive from such position, duties and responsibilities, unless Executive is provided with comparable duties, position and responsibilities; (ii) a reduction by the Company of Executive’s base salary as in effect immediately prior to such reduction unless such reduction is made pursuant to and proportionately with any Company policy applicable to similarly-situated Company executives;

(iii) the relocation of Executive to a facility or a location more than one hundred (100) miles from his current location; (iv) any purported termination of Executive by the Company which is not effected for Cause or for which the grounds relied upon are not valid; (v) Executive’s death or Disability; or (vi) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 14 below.

(d) “Retirement” means Executive’s termination of his employment with the Company at the end of the Employment Term, or voluntarily by Executive prior to the Retirement Date provided that such earlier Retirement is with the approval and consent of the Company’s Board and does not arise for Cause.

2. Term of Agreement. Executive hereby accepts further employment with the Company for a period beginning on the Effective Date and ending on December 31, 2007 (“Employment Term”) on the terms and conditions set forth herein.

3. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be established under the Company’s then existing employee benefit plans or policies at the time of termination.

4. Base Salary. During the Employment Term, the Company will pay Executive a salary at an annualized rate of $736,403 as compensation for his services (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company ‘s normal payroll practices and be subject to the usual, required withholdings. The Base Salary will not be increased during the Employment Term without the prior written approval of the Company’s Board of Directors.

5. Annual Incentive. Executive will continue to be eligible to receive annual cash bonus payments under the Company’s cash bonus plan for key employees as in effect on the Effective Date. The bonus will be paid on fiscal year basis based on a performance plan agreed to between the Executive and the Board of Directors of the Company.

6. Restricted Stock Grant. Executive will be granted a right to purchase four hundred thousand (400,000) shares of restricted Company common stock (the “Restricted Stock Grant”). The Restricted Stock Grant will provide that the restrictions on the stock shall lift during the Employment Term according to the terms of the restricted stock incentive program to be approved by the Company’s Compensation Committee, subject to the Executive’s continued service to the Company on such dates. The Restricted Stock Grant will also be subject to the terms, definitions and provisions of the Company’s 2005 Stock Incentive Plan (the “Plan”) and the restricted stock agreement by and between Executive and the Company (the “Restricted Stock Agreement”), both of which documents are incorporated herein by reference.

7. Severance Benefits. Upon the occurrence of an Involuntary Termination, Executive shall be entitled to only the following benefits:

(a) twelve (12) months of Executive’s Base Salary as in effect as of the date of the Involuntary Termination, to be paid periodically in accordance with the Company’s normal payroll policies;

(b) any bonus that would have been earned by Executive in the twelve (12) month period following the date of the Involuntary Termination (as determined by the Company in its discretion); and

(c) the Executive, Executive’s spouse and Executive’s dependents who are participating in Company group medical or dental plans on the date of Executive’s termination of service (“Covered Persons”) shall be entitled to continued participation in such plans, as they may be modified by the Company from time to time, at no additional after-tax cost to Executive (or Executive’s spouse or dependents, as applicable) other than Executive would have were he an employee, from year to year, for the remainder of the lifetimes of each Covered Person (or with respect to dependents of Executive, until the earlier of i) the death of both Executive and Executive’s spouse covered hereunder; ii) the time such dependents reach eighteen (18) years of age if they do not continue thereafter as full time students; or iii) through the period from 18 years of age up to 25 years of age during which such dependents remain full time students); provided, however, that such coverage shall be suspended for any period during which any Covered Persons obtain or are covered by other comparable group health coverage. Executive shall notify Company when any other group health coverage for Covered Persons begins or ends. In the event that Executive and/or Executive’s spouse and dependents, as applicable, are not eligible to continue their participation in the Company’s group medical or dental plans, then alternatively, such individuals shall be entitled to receive equivalent coverage under a separate plan according to the same terms and conditions as indicated herein.

8. Other Termination. If the Executive’s employment with the Company terminates other than as a result of an Involuntary Termination or Retirement, then the Executive shall not be entitled to receive severance or other benefits hereunder, but may be eligible for those benefits (if any) as may then be established under the Company’s then existing severance and benefits plans and policies at the time of such termination.

9. Retirement. In the event Executive’s employment with the Company terminates by reason of Executive’s Retirement, and provided that Executive at the time of such Retirement has substantially completed a successful CEO succession plan acceptable to the Company’s Board of Directors, then the Covered Persons shall be entitled to continued participation in the Company’s group medical or dental plans, as they may be modified by the Company from time to time, at no additional after-tax cost to Executive (or Executive’s spouse or dependents, as applicable) other than Executive would have were he an employee, from year to year, for the remainder of the lifetimes of each Covered Person (or with respect to dependents of Executive, until the earlier of i) the death of both Executive and Executive’s spouse covered hereunder; ii) the time such dependents reach eighteen (18) years of age if they do not continue thereafter as full time students; or iii) through the period from 18 years of age up to 25 years of age during which such dependents remain full time students); provided, however, that such coverage shall be suspended for any period during which any Covered Persons obtain or are covered by other comparable group health coverage. Executive shall notify Company when any other group health coverage for Covered Persons begins or ends. In the event that Executive and/or Executive’s spouse and dependents, as applicable, are not eligible to continue their participation in the Company’s group medical or dental plans, then alternatively, such individuals shall be entitled to receive equivalent coverage under a separate plan according to the same terms and conditions as indicated herein.

10. Accrued Wages and Vacation; Expenses. Without regard to the reason for, or the timing of, Executive’s termination of employment: (i) the Company shall pay Executive any unpaid base salary due for periods prior to any termination of employment; (ii) the Company shall pay Executive all of his accrued and unused vacation, if any, through any termination of employment; and (iii) following submission of proper expense reports by Executive, the Company shall reimburse Executive for all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to any termination of employment. Executive acknowledges that as of the Effective Date, he does not have any accrued vacation as mandated by established Company policy. These payments shall be made promptly upon termination and within the period of time mandated by law.

11. Golden Parachute Excise Tax Gross-Up. In the event that the severance and other benefits provided for in this Agreement constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and will be subject to the excise tax imposed by Section 4999 of the Code, then Executive shall receive (i) a payment from the Company sufficient to pay such excise tax, and (ii) an additional payment from the Company sufficient to pay the excise tax and federal and state income taxes arising from the payments made by the Company to Executive pursuant to this sentence. Unless the Company and Executive otherwise agree in writing, the determination of Executive’s excise tax liability and the amount required to be paid under this Section shall be made in writing by the Company’s independent accountants (the “Auditors”). In the event that the excise tax incurred by Executive is determined by the Internal Revenue Service to be greater or lesser than the amount so determined by the Auditors, the Company and Executive agree to promptly make such additional payment, including interest and any tax penalties, to the other party as the Auditors reasonably determine is appropriate to ensure that the net economic effect to Executive under this Section, on an after-tax basis, is as if the Code Section 4999 excise tax did not apply to Executive. For purposes of making the calculations required by this Section, the Auditors may make reasonable assumptions and approximations concerning applicable taxes and may rely on interpretations of the Code for which there is a “substantial authority” tax reporting position. The Company and Executive shall furnish to the Auditors such information and documents as the Auditors may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Auditors may reasonably incur in connection with any calculations contemplated by this Section.

12. Conditions to Receipt of Severance.

(a) Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 7 or Section 9 will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to the Company. No severance will be paid or provided until the separation agreement and release agreement becomes effective.

(b) Nondisparagement. During the Employment Term and while the Executive is receiving the Base Salary or continued medical benefits under Section 7 or Section 9 (“Severance Period”), Executive will not knowingly disparage, criticize, or otherwise make any derogatory statements regarding the Company, its directors, or its officers. The Company will instruct its officers and directors to not knowingly disparage, criticize, or otherwise make any derogatory statements regarding the Executive during the Employment Term and Severance Period. Notwithstanding the foregoing, nothing contained in this agreement will be deemed to restrict the Executive, the Company or any of the Company’s current or former officers and/or directors from providing information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent they are requested or required to provide such information pursuant to applicable law or regulation.

(c) Other Requirements. Executive’s receipt of continued severance payments will be subject to Executive continuing to comply with the terms of the Company’s Confidential/Proprietary Information Agreement and the provisions of this Section 12.

13. Code Section 409A. To the extent required by Section 409A(a)(2)(B)(i) of the Code to avoid taxation of any severance payments hereunder under Section 409A of the Code, the payments to which Executive would otherwise be entitled during the first six months following the date of Employee’s separation from service with the Company shall be accumulated and paid as of the first payment date in the seventh month following the separation from service.

14. Successors.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. Without the written consent of the Company, Executive shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

15. Notices.

(a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b) Notice of Termination. Any termination by the Company for Cause or by Executive as a result of a voluntary resignation, Involuntary Termination or Retirement shall be communicated by a notice of termination to the other party hereto given in accordance with this Section. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than 30 days after the giving of such notice). The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his rights hereunder.

16. Arbitration.

(a) Any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in Orange County, California in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

(b) The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to conflicts of law rules. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Executive hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(c) Executive understands that nothing in this Section modifies Executive’s at-will employment status. Either Executive or the Company can terminate the employment relationship at any time, with or without Cause.

(d) EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT SUBMITTING ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE

RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

(i) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION.

(ii) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND LABOR CODE SECTION 201, et seq;

(iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

17. Miscellaneous Provisions.

(a) No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by earnings that Executive may receive from any other source, except with respect to the suspension of any post-termination medical coverage while Executive has alternative coverage as described in Section 7(c) and Section 9.

(b) Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Integration. This Agreement and any outstanding stock option agreements, restricted stock purchase agreements and loan agreements referenced herein represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements, whether written or oral, with respect to this Agreement, including but not limited to the Original Agreement and the offer letter entered into by and between the Company and Executive on February 7th, 1996 (the “Offer Letter”) and any stock option agreement, restricted stock purchase agreement or loan agreement. Executive agrees and acknowledges that in the event of any conflict, redundancy or discrepancy between the terms and conditions of the Offer Letter and this Agreement, the terms and conditions of this Agreement shall govern.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

(e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f) Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

(g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	EPICOR SOFTWARE CORPORATION

	By:	/s/ John D. Ireland
	Title:	General Counsel and Vice President

EXECUTIVE:
Signature

/s/ L. George Klaus

L. George Klaus
Printed Name